                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


                  THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (the "Amendment") is made as of September 4, 2001 by and between PrimeSource Corporation, a Pennsylvania corporation (the "Company"), and American Stock Transfer & Trust Company, a New York corporation (the "Rights Agent"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Rights Agreement referenced below.

                                   BACKGROUND

                  WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of February 1, 2001 (the "Rights Agreement"), pursuant to which the Board of Directors of the Company authorized and declared a dividend of one Right for each Common Share outstanding at the close of business on the Record Date, and authorized the issuance of one Right with respect to each Common Share that has or will become outstanding between the Record Date and the earliest of, among other dates, the Distribution Date, with each Right representing the right to purchase one Common Share, upon the terms and subject to the conditions set forth in the Rights Agreement; and

                  WHEREAS, the Board of Directors of the Company has unanimously determined that it is in the best interests of the Company to enter into a certain Agreement and Plan of Merger to be dated as of the date hereof (the "Merger Agreement"), by and among the Company, Fuji Photo Film U.S.A., Inc., a New York corporation, Enovation Graphic Systems, Inc., a Delaware corporation, and FPF Acquisition Corp., a Pennsylvania corporation (collectively, "Fuji"); and

                  WHEREAS, in connection with the execution of the Merger Agreement Fuji has requested that the Rights Agreement be amended to render it inapplicable to the Offer, the Merger (as such terms are defined in the Merger Agreement), the Merger Agreement and any other transaction contemplated thereby; and

                  WHEREAS, in furtherance thereof, the Company desires, and has directed the Rights Agent, to amend the Rights Agreement to render it inapplicable to the Offer, the Merger, the Merger Agreement and any other transaction contemplated thereby; and

                  WHEREAS, pursuant to Section 28 of the Rights Agreement, the Company and the Rights Agent may from time to time, prior to the Distribution Date, supplement or amend the Rights Agreement for any reason without any approval of the holders of the Rights; and

                  WHEREAS, no Distribution Date has occurred as of the date hereof; and

                  NOW, THEREFORE, the parties hereto, in consideration of the premises and agreements contained herein, intending to be legally bound hereby, agree as follows:



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                  1. Amendment to Rights Agreement. A new Section 36 is added to the Rights Agreement to read in its entirety as follows:

                  Section 36. Exempted Transaction. Notwithstanding any provision herein to the contrary, this Agreement shall not be applicable in any way to the Offer, the Merger, the Merger Agreement (as such terms are defined below) or any other transaction contemplated by the Merger Agreement. Without limiting the generality of the foregoing, none of Fuji Photo Film U.S.A., Inc., a New York corporation ("Parent"), Enovation Graphic Systems, Inc., a Delaware corporation ("EGS"), or FPF Acquisition Corp., a Pennsylvania corporation ("Merger Subsidiary"), or any of their affiliates, shall be considered an Acquiring Person under this Agreement, no Distribution Date shall occur and no Rights shall be exercisable pursuant to Section 7, Section 11 or any other provision hereof, as a result of (i) the approval, execution or delivery of that certain Agreement and Plan of Merger to be dated as of September 4, 2001 (the "Merger Agreement"), by and among the Company, Parent, EGS and Merger Subsidiary, or (ii) the consummation of the Offer, the Merger (as such terms are defined in the Merger Agreement) or any other transaction contemplated by the Merger Agreement.

                  2. Full Force and Effect. This Amendment shall be effective as of the date hereof. Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                  3. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of such Commonwealth applicable to contracts to be made and performed entirely within such Commonwealth.

                  4. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day and year first above written.


                             PRIMESOURCE CORPORATION


                             By: /s/ James F. Mullan
                                 ----------------------------------------------
                                 James F. Mullan, CEO and President



                             AMERICAN STOCK TRANSFER & TRUST COMPANY


                             By: /s/ Herbert J. Lemmer
                                 ----------------------------------------------
                             Name: Herbert J. Lemmer
                             Title: Vice President


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